CTB INTERNATIONAL CORP. COMMENTS ON
                        EXPECTED FOURTH QUARTER RESULTS;
                             ANNOUNCES CHANGE IN CFO

MILFORD, Ind., Dec. 28, 2000 - CTB International Corp. (NASDAQ: CTBC) announced today that it anticipates its fourth quarter earnings are likely to break even or be slightly negative in what is typically a seasonally slow quarter for the Company.

CTB reported fourth quarter earnings of 10 cents per diluted share in 1999 and had originally anticipated similar results for the 2000 fourth quarter. The Company attributed the revised earnings outlook to slower-than-anticipated fourth-quarter sales that could be down as much as 15 percent compared to 1999's fourth quarter. Factors contributing to the revised expectations are continued weak market conditions coupled with grain segment sales that slowed more than anticipated. The Company still expects record grain systems sales in 2000 due to three prior strong quarters. CTB will formally announce its actual fourth quarter and full year 2000 results in mid-to-late February, 2001.

As a result of the anticipated sales and earnings shortfalls, the Company is implementing expense reduction actions in order to protect future earnings. CTB reported that it would take a pre-tax charge of approximately $800,000 in the fourth quarter related to actions it is implementing, although the Company expects this charge to be offset by an unusual non-cash gain in the quarter.

CTB's cost reduction actions include restructuring its Fancom Group operations in the Netherlands to reduce Fancom's workforce by nearly 20 percent and to consolidate two Netherlands-based Fancom facilities by moving the current Wierden operations to Fancom's Panningen headquarters facility. Fancom has been adversely impacted by weak European agricultural markets the past two years.

CTB has also signed a definitive agreement to sell non-core product lines carried by its Sibley Industries unit in Anderson, Missouri. CTB hopes to close that transaction tomorrow, December 29, 2000. It is not expected to have a significant impact on earnings for the quarter.

Additionally, CTB is making adjustments to the cost structure at its Milford, Indiana, headquarters location and at certain other operating units to further drive down expenses. These changes include moving Don Steinhilber back into his former role as vice president and chief financial officer, a position he held previously for four years. Steinhilber has held the newly created position of vice president of business planning and development since September, 2000, when Richard J. (Dick) Freeman was hired as vice president and chief financial officer. Freeman will leave the Company effective the first of next year, and Steinhilber's current post will remain vacant.

"We look to the future with an emphasis on continuous operational improvements," said CTB president and chief executive officer, Victor A. Mancinelli. "We have made considerable progress during 2000 with year-over-year improvement in net income through the first nine months of 46 percent, but the impact of deteriorating market conditions in this last quarter has made these actions necessary."

"We are confident that the cost-saving measures we are taking now, combined with our solid fundamentals, will better position us for future profitability. We expect current conditions to spill over into the first quarter of 2001 before we see substantial progress, however we remain confident in our ability to further improve earnings, and we expect earnings growth in the low-to-mid teens for full year 2001," Mancinelli concluded.

CTB International Corp. is a leading designer, manufacturer and marketer of systems for the poultry, hog, egg production, and grain industries. Founded in 1952, CTB operates from facilities in the U.S.A., Europe and Latin America as well as through a worldwide distribution network. The Company's web address is www.ctbinc.com.

This document contains certain statements representing the Company's expectations or beliefs concerning future events. These statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a safe harbor for such statements. The forward-looking statements contained in this document include, without limitation, statements related to anticipated or expected sales, earnings, operational improvements, expense reductions, cost savings, timing of product line divestiture, operational changes, market conditions, and earnings growth as well as future profitability, and involve certain risks and uncertainties regarding CTB International Corp.'s business and operations and the agriculture industry. The Company's actual results could differ materially from those expressed or implied by such forward-looking statements. The Company cautions that these statements are further qualified by other important factors, including, but not limited to, those set forth in the Company's Form 10-K filing and its other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update this information.